Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222189

PROSPECTUS SUPPLEMENT dated April 2, 2018
(To Prospectus Dated December 20, 2017)

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

1,000,000 Common Shares of Beneficial Interest

Distribution Reinvestment and Share Purchase Plan

This is a Prospectus Supplement to the Prospectus dated December 20, 2017 (the “Prospectus”), related to the Pennsylvania Real Estate Investment Trust Distribution Reinvestment and Share Purchase Plan (the “Plan”).

Wells Fargo Shareowner Services (“WFSS”), a division of Wells Fargo Bank N.A. (“Wells Fargo”), was appointed as Administrator of the Plan. On February 1, 2018, Wells Fargo announced that it had completed the sale of WFSS to Equiniti Group plc. In connection with the sale of WFSS, the Administrator appointment for the Plan has been transferred to Equiniti Trust Company d/b/a EQ Shareholder Services (“EQSS”). Accordingly, EQSS will serve as the Administer of the Plan. Further, the broker purchasing and selling common shares under the Plan is no longer an affiliate of the Administrator.  All sections set forth in the Prospectus including the addresses and telephone numbers for the Administrator remain unchanged except that any references to "Wells Fargo Shareowner Services" or “Wells Fargo” should be read to be "Equiniti Trust Company d/b/a EQ Shareholder Services", and any references to an "affiliated broker" should be read to be a "broker".

Unless expressly defined herein, all terms in this Prospectus Supplement have the same meanings as in the Prospectus.

This Prospectus Supplement constitutes part of the Prospectus and must accompany the Prospectus.